FMI FUNDS, INC.

100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI  53202

October 29, 2013

Dear Shareholder:

The following information amends the definitive proxy statement of FMI Funds, Inc. for the upcoming special meeting of shareholders of the FMI Focus Fund to be held at 10:00 a.m. (Central Time), Monday, November 25, 2013, at the offices of FMI Funds, Inc. located at 100 East Wisconsin Avenue, Suite 2200, Milwaukee, Wisconsin 53202 (the “Special Meeting Proxy”).  The Special Meeting Proxy was filed with the Securities and Exchange Commission on October 15, 2013 and was first sent to shareholders on or about October 15, 2013.  The Board continues to recommend that shareholders of the FMI Focus Fund vote FOR the proposal to approve the Agreement and Plan of Reorganization.  Capitalized terms used herein have the meanings given to such terms in the Special Meeting Proxy.

In the “Comparison of Current Fees and Expenses” section of the Special Meeting Proxy, the pro forma Other Expenses and Total Annual Fund Operating Expenses were incorrectly reported as 0.12% and 1.12%, respectively.  The correct Other Expenses and Total Annual Fund Operating Expenses are 0.21% and 1.21%, respectively.

The “Comparison of Current Fees and Expenses” section of the Special Meeting Proxy is amended and restated in its entirety to read as follows:

Comparison of Current Fees and Expenses.  The following table describes the fees and expenses associated with holding the Focus Fund Shares and the New Fund Shares.  In particular, the tables compare the fee and expense information for the Focus Fund Shares as of the most recently completed fiscal year ended September 30, 2013, and the pro forma fees and expenses of the New Fund Shares following the Reorganization.  Pro forma expense ratios shown should not be considered an actual representation of future expenses or performance.  Such pro forma expense ratios project anticipated asset and expense levels, but actual ratios may be greater or less than those shown.

	Focus Fund	New Fund (Pro Forma)
Shareholder Fees (fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases	None	None
Maximum Deferred Sales Charge (Load)	None	None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and Distributions	None	None
Redemption Fee (1)	None	None
Exchange Fee	None	None

Annual Fund Operating Expense (expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.00%	1.00%
Distribution and/or Service (12b-1) Fees	None	None
Other Expenses	0.26%	0.21% (2)
Total Annual Fund Operating Expenses	1.26%	1.21%

(1)	The Focus Fund’s transfer agent charges a fee of $15 for each wire redemption. The New Fund’s transfer agent does not charge a fee for wire redemptions.

(2)
The expense information in the table reflects current fees pursuant to contracts entered into with the new service providers to the New Fund for administrative, fund accounting, custodial, distribution and transfer agency services.

This Example is intended to help you compare the cost of investing in the Focus Fund and the New Fund, on a pro forma basis, with the cost of investing in other mutual funds.  The Example assumes that you invest $10,000 in the Focus Fund and the New Fund for the time periods indicated and then redeem all of your shares at the end of these periods. The Example also assumes that your investment has a 5% return each year and that the New Fund’s and the Focus Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	1 Year	3 Years	5 Years	10 Years
Focus Fund	$128	$400	$692	$1,523
New Fund (Pro Forma)	$123	$384	$665	$1,466

Proxies.  Whether you expect to be personally present at the special meeting or not, we encourage you to vote by proxy.  You can do this in one of three ways.  You may complete, date, sign and return the accompanying proxy card using the enclosed postage prepaid envelope; you may vote by calling 1-800-581-3783; or you may vote by Internet in accordance with the instructions noted on the enclosed proxy card.  Your shares will be voted as you instruct.  If no choice is indicated, your shares will be voted FOR the proposal and in the discretion of the persons named as proxies on such other matters that may properly come before the special meeting.

If you previously gave a proxy, then you may revoke it before it is exercised at the special meeting by submitting to the Secretary of the Corporation a written notice of revocation or a subsequently signed proxy card, or by attending the special meeting and voting in person.  A prior proxy can also be revoked through the website or toll-free telephone number listed on the enclosed proxy card.  Attendance by a shareholder at the special meeting does not, in itself, revoke a proxy.

* * *

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting To Be Held on November 25, 2013:

The Proxy Statement and a copy of the Funds’ most recent annual and semi-annual reports to shareholders are available online at the following address: www.fiduciarymgt.com/fmifunds/2013proxy/specialmeeting.